Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of September 28, 2016, by and between VTC, L.L.C. d/b/a Total Site Solutions, a Maryland limited liability company (“Seller”), and Tech Site Services, LLC, a Maryland limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of providing maintenance of data centers and mission critical business operations; and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain identified assets of Seller that are used predominantly in the operation of the facilities maintenance business of Seller operated out of the Premises (as defined below), together with certain identified liabilities, on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

I.            Definitions. The terms whenever used in capitalized form in this Agreement shall have the meanings set forth on Exhibit A unless otherwise defined herein.

II.	Sale of Assets; Closing.

2.1           Acquired Assets. Buyer hereby agrees to purchase and acquire from Seller, and Seller hereby agrees to sell and transfer to Buyer, all of Seller’s right, title, and interest in and to the assets identified on Schedule 2.1(a) (collectively, the “Acquired Assets”); provided, however, that all other assets of Seller not identified on Schedule 2.1(a) (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and as such are not included in the Acquired Assets and shall remain the property of Seller after the Closing.

2.2.          Assumption of Liabilities by Buyer. At the Closing, Buyer shall assume, and agree to pay, perform, fulfill, and discharge, all Liabilities arising from or related to (a) all obligations of Seller under the Assigned Contracts, (b) the Lease Payments incurred on or after the Closing Date and (c) the Liabilities identified on the Estimated Closing Statement (collectively, the “Assumed Obligations”). Buyer shall have no responsibility whatsoever for the Excluded Payables or any other Liability of Seller that is not specifically within the definition of Assumed Obligations (the “Excluded Obligations”). Seller shall remain solely responsible for all Excluded Obligations and shall discharge or otherwise provide for them in accordance with their terms or, with respect to the Excluded Payables, this Agreement.

2.3           The Closing. Closing of the purchase and sale of the Acquired Assets (the “Closing”) shall take place on September 30, 2016 at the offices of Miles & Stockbridge P.C., located at 100 Light Street, Baltimore, Maryland 21202, and effective at 11:59 p.m. (Eastern Standard Time), or at such other time, date, and place as hereafter may be agreed upon by Buyer and Seller (the “Closing Date”). Instead of a Closing in person, the parties may conduct the Closing by electronic transmission between them of the necessary documents, to be followed by overnight delivery of originals of said documents, and by wire transfer of the required funds on the Closing Date.

III.	Purchase Price; Allocation; Taxes.

3.1           Purchase Price. Subject to adjustment as provided in Section 3.3, the aggregate consideration for the Acquired Assets is an amount up to Nine Hundred Fifty Thousand Dollars ($950,000) (the “Purchase Price”), which shall consist of the Closing Payment and the Escrow Amount, and the assumption of the Assumed Obligations.

3.2           Payment of Purchase Price. Upon the terms and subject to the conditions herein set forth, and in consideration of the sale, assignment, transfer and delivery to Buyer of the Acquired Assets, Buyer shall pay Seller the Purchase Price as follows:

a.           Closing Payment. At the Closing, Buyer shall pay to Seller an amount equal to Seven Hundred Sixty Thousand Dollars ($760,000) plus or minus, as the case may be, the Estimated Working Capital Deficit or the Working Capital Surplus (the “Estimated Closing Payment”) by wire transfer of immediately available funds paid to a bank account identified by Seller.

b.           Escrow Amount. Buyer shall pay from the Purchase Price the Escrow Amount and deposit such funds with the Escrow Agent in accordance with the terms of the Escrow Agreement.

3.3	Purchase Price Adjustments.

a.	Working Capital Adjustment.

i.            Attached as Exhibit B is the Estimated Closing Statement. If the amount of the Estimated Working Capital shown on the Estimated Closing Statement does not equal the Target Working Capital, then the Purchase Price shall be reduced by the amount of the Estimated Working Capital Deficit, if any, or increased by the amount of the Estimated Working Capital Surplus, if any. Such adjustments to the Purchase Price pursuant to this Section 3.3(a)(i) shall be referred to herein collectively as the “Estimated Working Capital Closing Adjustment.”

ii.         Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a Closing Statement, which shall set forth the Closing Working Capital as of the Closing (the “Closing Statement”), and a schedule based upon the Closing Statement setting forth, in reasonable detail, any adjustments to the Estimated Working Capital Adjustment (the aggregate amount of such adjustments, collectively, the “Closing Adjustment”). Seller shall assist Buyer in the preparation of the Closing Statement if requested by Buyer. The Closing Statement shall be prepared consistent with the preparation of the Estimated Closing Statement. For purposes of the Estimated Closing Statement and the Closing Statement, each of the Acquired Assets identified on Schedule 2.1(a) shall have the value corresponding to such amount on Schedule 2.1(a).

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iii.         Seller shall have a period of thirty (30) days after receipt of the Closing Statement to notify Buyer of Seller’s election to accept or reject the Closing Statement. During such period, Buyer shall provide Seller and its agents and representatives with reasonable access, during normal business hours, to the books, records and other information relied upon by Buyer in preparing the Closing Statement. In the event Seller rejects the Closing Statement as prepared by Buyer, such rejection notice must contain the reasons for such rejection in reasonable detail and must set forth the amount of the requested adjustment. In the event no notice is received by Buyer during such thirty (30) day period, the Closing Statement and any required adjustments resulting therefrom shall be deemed accepted by Seller and final and binding on the parties hereto. In the event that Seller shall timely reject the Closing Statement, Buyer and Seller shall promptly (and in any event within thirty (30) days following the date upon which Buyer received notice from Seller rejecting the Closing Statement) attempt to make a joint determination of the Closing Adjustment and such determination and any required adjustments resulting therefrom shall be final and binding on the parties hereto.

iv.         In the event Seller and Buyer are unable to agree upon the Closing Adjustment within one hundred fifty (150) days from the Closing Date, then within one hundred sixty (160) days from the Closing Date, Buyer and Seller shall submit such dispute for resolution to the Independent Accounting Firm. In resolving such dispute, the Independent Accounting Firm shall not assign a value to the Closing Adjustment that is greater than the highest or less than the lowest calculation thereof proposed by Buyer in the Closing Statement and Seller in the dispute notice. Buyer and Seller shall request that the Independent Accounting Firm render its determination of the Closing Adjustment prior to the expiration of two hundred twenty (220) days from the Closing Date and such determination and any required adjustments resulting therefrom shall be final and binding on all the parties hereto. The fees and expenses of the Independent Accounting Firm shall be allocated between and paid by Buyer and/or Seller, respectively, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm.

v.           If the Closing Adjustment, as finally determined in accordance with the provisions of this Section 3.3(a), is in Buyer’s favor, the amount thereof shall be paid as an adjustment to the Purchase Price by Seller to Buyer by wire transfer in immediately available funds within seven (7) days after such determination. If the Closing Adjustment, as finally determined in accordance with the provisions of this Section 3.3(a), is in Seller’s favor, the amount thereof shall be paid as an adjustment to the Purchase Price by Buyer to Seller by wire transfer in immediately available funds within seven (7) days after such determination.

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b.           Escrow Amount. The Escrow Amount shall be used to satisfy Seller’s obligations to pay the Material Contract Adjustment Amount, if any, in accordance with this Section 3.3(b). The timing and methodology for the release of the Escrow Amount shall be governed by the terms of and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that in the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of the Escrow Agreement shall control. Each party hereto shall act in good faith and cooperate with the other parties that are parties to the Escrow Agreement to execute and deliver such joint instructions, including with respect to any distributions and further investments of the Escrow Amount, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Each party hereto agrees that if the Escrow Agent sets off any of the Escrow Amount pursuant to Section 3.7(b) of the Escrow Agreement due to the failure of either party to pay any fee or sums owing by it to the Escrow Agent, then any such set off by the Escrow Agent shall not relieve either Buyer or Seller from any of its obligations to pay such funds and the non-paying party shall reimburse the other within five (5) Business Days of any such set off. The Escrow Amount shall be paid as follows:

i.            If, within ninety (90) days of the Closing Date, Buyer does not notify Seller that any Material Contracts are cancelled as a result of an inability to assign any Material Contracts to Buyer, then the parties hereto shall instruct the Escrow Agent to promptly release to Seller all of the Escrow Amount.

ii.         If, within ninety (90) days of the Closing Date, Buyer notifies Seller that any Material Contracts are cancelled as a result of an inability to assign any Material Contracts to Buyer, then the Purchase Price shall be reduced in an amount determined in accordance with the terms set forth on Schedule 3.3(b) (the “Material Contract Adjustment Amount”); provided, however, that the Purchase Price shall not be reduced by an amount greater than the Escrow Amount. The parties hereto shall instruct the Escrow Agent to release to Buyer the Material Contract Adjustment Amount and release to Seller the balance of the Escrow Amount, if any, no later than one hundred twenty (120) days following the Closing Date.

The provisions of this Section 3.3(b) shall be Buyer’s exclusive remedy against Seller if a Material Contract is breached following the Closing Date.

3.4           Purchase Price Allocation. Buyer and Seller shall allocate the Purchase Price among the Acquired Assets in accordance with Exhibit C attached hereto (the “Allocation”), which Allocation has been prepared in accordance with the applicable provisions of Section 1060 of the Code and the Treasury Regulations thereunder. Buyer and Seller will cooperate in filing with the Internal Revenue Service any forms or filings required by Section 1060 of the Code on a basis consistent with the Allocation and no party shall take any Tax position (whether in audits, Tax Returns or otherwise) in a manner that is inconsistent with this Section 3.4 unless required to do so by applicable Law.

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3.5           Transfer and Sales Tax. Buyer shall be responsible for and shall pay all other filing and recording, sales, use, and transfer taxes and fees, if any, upon the sale or transfer of any of the Acquired Assets hereunder and the other transactions contemplated by this Agreement. Buyer shall also be responsible for all recordation, transfer, stamp taxes, and other costs and expenses.

IV.	Conditions to Closing.

4.1           Conditions to Obligations of Buyer. The obligation of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions, which may (to the extent permitted by law) be waived in writing by Buyer:

a.           (i) the representations and warranties of Seller set forth in Section 5.1 (Organization; Authority; Execution and Delivery; No Conflicts) and Section 5.3 (Title to Acquired Assets) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (the “Seller Specified Sections”) and (ii) the representations and warranties of Seller set forth in Article V, other than the representations and warranties of Seller set forth in the Seller Specified Sections, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (without giving effect to any qualification or limitation regarding “material”, “materiality”, “in all material respects,” “Material Adverse Effect” (which instead will be read as any adverse effect), “immaterial,” “Materially” or similar materiality qualifiers set forth in such representation or warranty; provided, however, that with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period; and

b.           from the date of this Agreement, there shall not have occurred any Material Adverse Effect.

4.2           Conditions to Obligations of Seller. The obligation of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following condition, which may (to the extent permitted by law) be waived in writing by Seller: the representations and warranties of Buyer contained in Article VI that are not qualified by materiality shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct at and as of such respective specific date); provided, however, that any representation and warranty that is qualified by materiality shall be true and correct in all respects.

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4.3	Closing Deliverables.

a.	Seller’s Deliverables. At Closing, Seller shall deliver to Buyer the following:

i.            A general assignment, bill of sale, and assumption agreement, in substantially the form attached hereto as Exhibit D (the “General Assignment, Bill of Sale and Assumption Agreement”), duly executed by Seller;

ii.         A novation agreement, in substantially the form attached hereto as Exhibit E (the “Novation Agreement”), duly executed by Seller;

iii.         An escrow agreement, in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”), duly executed by Seller;

iv.         A transition services agreement, in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed by Seller;

v.           An officer’s certificate of Seller, dated as of the Closing Date in substantially the form attached hereto as Exhibit H, certifying as to the governing documents of Seller, the authorization of Seller to enter into this Agreement and the Transaction Documents to which Seller is a party and the satisfaction of the conditions specified in Section 4.1, duly executed by an officer of Seller; and

vi.         Such other documents as reasonably requested by Buyer to effect the transactions contemplated by this Agreement.

b.	Buyer’s Deliverables to Seller. At Closing, Buyer shall deliver to Seller the following:

i.	The Estimated Closing Payment pursuant to Seller’s wire instructions;

ii.           The General Assignment, Bill of Sale and Assumption Agreement duly executed by Buyer;

iii.	The Novation Agreement duly executed by Buyer;

iv.	The Escrow Agreement duly executed by Buyer and the Escrow Agent;

v.	The Transition Services Agreement duly executed by Buyer;

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vi.         An officer’s certificate of Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit I, certifying as to the governing documents of Buyer, the authorization of Buyer to enter into this Agreement and the Transaction Documents to which Buyer is a party and the satisfaction of the conditions specified in Section 4.2, duly executed by an officer of Buyer; and

vii.         Such other documents as reasonably requested by Seller to effect the transactions contemplated by this Agreement.

c.           Buyer’s Deliverables to Escrow Agent. At Closing, Buyer shall deliver to Escrow Agent the Escrow Amount.

4.4           Termination. This Agreement may be terminated (a) at any time by mutual written agreement of the parties hereto; (b) by either party if the Closing has not been consummated on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 4.4(b) shall not be available to any party whose breach of any representation or warranty or whose failure to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the cause of or resulted in the failure of the Closing; or (c) by either party if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of such breach from the other party. If this Agreement is terminated in accordance with this Section 4.4, then all obligations under this Agreement will terminate and no party will have any liability in respect of this Agreement; provided, however, that if termination is pursuant to Section 4.4(b) or Section 4.4(c) no such termination will relieve any party from liability for any breach of any representation, warranty, covenant or agreement set forth in this Agreement that occurred prior to such termination.

V.	Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

5.1           Organization; Authority; Execution and Delivery; No Conflicts.

a.           Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Maryland. Seller has full power and authority to carry on its business as it is now being conducted, to enter into this Agreement and each other agreement, document, or certificate contemplated by this Agreement or to be executed in connection with the transactions contemplated by this Agreement (the “Transaction Documents”) and to sell the Acquired Assets and the Assumed Obligations in accordance with the terms hereof. The execution, delivery, and performance of this Agreement and the Transaction Documents by Seller, including without limitation, the sale, conveyance, transfer, and delivery of the Acquired Assets contemplated hereby, have been duly authorized by Seller’s sole member. No other limited liability company proceedings on the part of Seller are necessary to authorize this Agreement, the Transaction Documents, and the transactions contemplated hereby. This Agreement and each of the Transaction Documents to which Seller is a party have been duly executed by Seller and constitute the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

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b.           Neither the execution and delivery of this Agreement and the Transaction Documents to which Seller is a party nor the consummation of the transactions contemplated hereby will, in any material respect: (i) contravene any provision of the articles of organization or operating agreement of Seller, or (ii) violate or conflict with any federal, state, or local law, statute, ordinance, rule, regulation, or any Court Order which is either applicable to, binding upon or enforceable against Seller or the Acquired Assets.

5.2           Consents. Except as set forth in Schedule 5.2, no filing with, or consent, waiver, approval or authorization of, or notice to, any Governmental Authority or any other Person is or will be required to be made or obtained by Seller in connection with the execution and delivery of this Agreement or any Transaction Document, the consummation of any of the transactions contemplated hereby or the performance of any of its obligations hereunder, including the transfer and assignment of any of the Acquired Assets. Notwithstanding anything to the contrary set forth in this Agreement, Seller makes no representation as to whether the assignment of any of the Assigned Contracts is permissible, would be a breach or default of any such Contract, or requires the consent of any other Person.

5.3           Title to Acquired Assets. Seller has sole and exclusive ownership, use and control of, and has good and marketable title to, the Acquired Assets, free and clear of all liens, claims, or encumbrances. The delivery to Buyer of the General Assignment, Bill of Sale and Assumption Agreement and any other instruments of conveyance delivered pursuant hereto shall vest good and marketable title to the Acquired Assets in Buyer, free and clear of all liens, claims, and encumbrances of any kind whatsoever.

5.4           Compliance With Laws. Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to Seller and its ownership and use of the Acquired Assets and the performance of the Assigned Contracts, except where the violation would not have a material adverse effect on the results of operation, assets or financial condition of the Acquired Assets.

5.5           Litigation. There are no pending or, to Seller’s Knowledge, threatened, Actions relating to the Acquired Assets. To Seller’s Knowledge, there are no facts that could reasonably be expected to result in any such Action. To Seller’s Knowledge, neither the Acquired nor any of Seller’s officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitration tribunal.

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5.6           Assigned Contracts.

a.           Schedule 5.6(a) describes each Contract included in the Acquired Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in material breach of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. To Seller’s Knowledge, there are no disputes pending or threatened under any Assigned Contract. To Seller’s Knowledge, Seller has not received any notice or other communication (in writing or otherwise), nor has it received any other information, indicating that any party to an Assigned Contract may cease dealing with Seller, or may otherwise reduce the volume of business transacted by such Person with Seller, below historical levels.

b.           Schedule 5.6(b) sets forth a true, accurate and complete list of each of the Contracts (i) to which the Seller is a party or by which the Seller is obligated, (ii) that is listed on Schedule 5.6(a) and (iii) has generated annual revenues greater than five percent (5%) of the aggregate revenue generated by all of the Assigned Contracts for fiscal year 2015 (the “Material Contracts”).

5.7           Financial Information. The financial and other information attached to Schedule 5.7 is true, complete and correct in all material respects as of the dates thereof.

5.8           Employees. Seller has no obligation to any former employee or independent contractor for any compensation, wages, or otherwise in connection with the performance of the Assigned Contracts. Seller agrees to remain liable for all payroll obligations and expense reimbursements with respect to the Transferred Employees that have accrued prior to the Closing Date as they come due after the Closing Date. No employee of Seller has made or threatened a claim against Seller for unfair, discriminatory, or unlawful employment practices and, to Seller’s Knowledge, no facts or circumstances exist that could give rise to such a claim. Seller is not party to any collective bargaining agreements, nor has there been any union organizing activities within the Seller’s workforce within the last five (5) years.

5.9           Employee Benefits and Employment Agreements. All employee benefit plans of Seller, including pension, profit sharing, stock option, stock purchase, deferred compensation, health and welfare plans, and insurance benefits (“Benefit Plans”) and are fully paid and in material compliance with all applicable federal and state Laws. All Benefit Plans are currently in full force and effect, and comply with all applicable agreements between Seller and its employees and former employees. All contributions, premiums and other payments due in respect of each Benefit Plan have been paid.

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5.10         No Insolvency Action. No petition in bankruptcy, insolvency proceeding or a petition for reorganization or for the appointment of a receiver or trustee has or shall have been filed by or against Seller.

5.11         Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commissions, finder’s fee or similar payment due from Seller in connection herewith.

VI.	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

6.1           Organization; Authority; Execution and Delivery; No Conflicts.

a.           Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Maryland. Buyer has full power and authority to carry on its business as it is now being and is intended post-Closing to be conducted, to enter into this Agreement and the Transaction Documents and to purchase the Acquired Assets in accordance with the terms hereof. The execution, delivery, and performance of this Agreement and the Transaction Documents by Buyer, including without limitation, the purchase of the Acquired Assets contemplated hereby, have been duly and effectively authorized by Buyer’s members. No other limited liability company proceedings on the part of Buyer are necessary to authorize this Agreement, the Transaction Documents and the transactions contemplated hereby. This Agreement and each of the Transaction Documents to which Buyer is a party have been duly executed by Buyer and constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

b.           Neither the execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated hereby will, in any material respect: (i) contravene any provision of the certificate of formation or operating agreement of Buyer or (ii) violate or conflict with any federal, state, or local law, statute, ordinance, rule, regulation, or any Court Order which is either applicable to, binding upon or enforceable against Buyer or its business.

6.2           Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Buyer in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commissions, finder’s fee or similar payment due from Buyer in connection herewith.

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VII.	Indemnification.

7.1           Seller’s Agreement to Indemnify. Subject to Section 7.3 and except as provided in Section 7.4, Seller shall indemnify and hold Buyer and each officer, director, manager, member, and Affiliate of Buyer harmless against and in respect of any and all Actions, liabilities, losses, damages, deficiencies, costs, or expenses (including without limitation, the reasonable fees and expenses of counsel), (collectively, the “Losses”) resulting from (a) any breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or the Transaction Documents; (b) any breach of or failure by Seller to perform any of its respective covenants set out in this Agreement or any Transaction Document, or (c) any Excluded Obligations. Notwithstanding any other provision in this Article VII, no claim shall be made by Buyer under Section 7.1(a) unless and until any and all Losses exceed Twenty Thousand ($20,000) (the “Basket”) in the aggregate (in which event Seller shall be responsible for all Losses), and all indemnification obligations shall be limited to the total amount of One Hundred Thousand Dollars ($100,000) (the “Indemnification Cap”); provided, however, that the Basket and the Indemnification Cap shall not apply (i) to Losses arising out of any fraud, intentional misrepresentation or intentional breach of this Agreement, or (ii) any claim for Losses made by a party to an Assigned Contract for a breach of such Assigned Contract prior to the Closing as a result of the gross negligence of Seller or Seller’s employees; provided, further, that all indemnification obligations arising under clause (ii) shall be limited to the Purchase Price.

7.2           Buyer’s Agreement to Indemnify. Subject to Section 7.3 and except as provided in Section 7.4, Buyer shall indemnify and hold Seller and each officer, director, manager, member, and Affiliate of Seller harmless against and in respect of any and all Losses resulting from (a) any breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or the Transaction Documents; (b) any breach of or failure by Buyer to perform any of its respective covenants set out in this Agreement or any Transaction Document; (c) any claims related to the Assumed Obligations; (d) the performance, from and after the Closing, of the Assigned Contracts after the Closing; and (e) the Assumed Obligations.

7.3           Survival of Representations and Warranties. Except as otherwise expressly stated in this Agreement, all representations and warranties of the parties made in this Agreement shall survive for a period of one (1) year after the Closing. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the Indemnified Party to the Indemnifying Party in accordance with this Article VII prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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7.4           Limitation on Liabilities. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY LOST PROFITS, OR SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, NOR SHALL ANY OF THE TERMS OF THIS AGREEMENT BENEFIT OR CREATE ANY RIGHT OR CAUSE OF ACTION IN OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN THE PARTIES HERETO REGARDLESS OF THE FORM OF THE ACTION, DAMAGE, CLAIM, LIABILITY, COST, EXPENSE, OR LOSS, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), OR OTHERWISE, PROVIDED THAT THIS LIMITATION SHALL NOT APPLY TO ANY AMOUNTS PAYABLE TO THIRD PARTIES UNDER THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT.

7.5	Indemnification Procedures.

a.           Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense.

b.           If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom.

c.           Except as contemplated by this Section 7.5(b), neither the Indemnifying Party nor the Indemnified Party shall not settle any Action without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

7.6           Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.7           Exclusive Remedy. Subject to Section 3.3(b), the rights of the parties hereto to indemnification pursuant to this Article VII shall be the sole and exclusive remedies of the parties with respect to any matter in any way arising from or relating to this Agreement, and no party hereto will be entitled to pursue, and each hereby expressly waives, any and all rights that may otherwise be available either at law or in equity against the other party with respect to this Agreement, including any claims for rescission.

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VIII.	Post-Closing Covenants.

8.1           Confidentiality. From the Closing Date through the date that is five (5) years after the Closing Date, none of the parties hereto shall disclose to any person any information concerning the other party obtained under this Agreement, except in confidence to its legal counsel, financial advisors, bankers, independent accountants, and employees, who, in that party’s reasonable determination, have a need to know such information; provided, however, that (a) as an affiliate of a publicly traded company, Seller shall have the right to make such public statements as may be necessary or advisable to meet its reporting and other public company oversight obligations, (b) Buyer may disclose such information as Buyer reasonably determines is necessary to operate a successful business with the Acquired Assets and (c) either party hereto may disclose such information as required by laws relating to franchise disclosure documents or pursuant to subpoena or other legal process; provided, however that in the event that a party is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar legal proceeding) to disclose any such confidential information, such party will notify the other party hereto promptly of the request or requirement.

8.2           Non-Solicitation. From the Closing Date through the date that is two (2) years after the Closing Date, Seller shall not, directly or indirectly, induce, attempt to induce, solicit, or otherwise cause, directly or indirectly, any Person that is a third party customer of Buyer and a party to an Assigned Contract (each, a “Customer”) to (a) cease being a Customer of Buyer or (b) divert any business or reduce the amount of business of a Customer from Buyer or otherwise to discontinue or alter, in a manner adverse to Buyer, such business relationship.

8.3           Remedies. Each party hereto acknowledges and agrees that, in the event of any breach or threatened breach by a party of any covenant or obligation contained in Section 8.1 or Section 8.2, each non-breaching party will be entitled (in addition to any other remedy at law or in equity, including monetary damages) to obtain the following in addition to such other remedies as such non-breaching party may seek and a court of competent jurisdiction may award: (a) an injunction restraining such breach or threatened breach, which the parties hereto expressly waive; and (b) recovery of attorneys’ fees and costs incurred in enforcing its rights under Section 8.1 and Section 8.2; without the requirement to post a bond in connection therewith. Each party hereto consents to the award of any of the above remedies in connection with any such breach.

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8.4           Assignment of Contracts. Notwithstanding any other provision of this Agreement, nothing in this Agreement or any related document shall be construed as an attempt to assign (a) any Assigned Contract which, as a matter of law or by its terms, is nonassignable without the consent of the other parties thereto unless such consent has been given as set forth herein or is otherwise addressed in the Novation Agreement, or (b) any Assigned Contract or claims as to which all of the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law or by their terms, pass to Buyer as an incident of the transfers and assignments to be made under this Agreement. In order, however, that the full value of every Assigned Contract and claim of the character described in clauses (a) and (b) immediately above and all claims and demands on such Assigned Contracts may be realized for the benefit of Buyer, Seller, at the reasonable request of Buyer, shall take all such action and do or cause to be done all such things as will, in the reasonable opinion of Buyer, be necessary or proper in order to ensure that the obligations of Seller under such Assigned Contracts may be performed in such manner to ensure that the value of such Assigned Contracts will be preserved and will inure to the benefit of Buyer and to facilitate the collection of the monies due and payable and to become due and payable thereunder to Buyer in and under every such Assigned Contract and claim incurred after the Closing Date. Seller shall promptly pay over to Buyer all monies collected by or paid to Seller in respect of every Assigned Contract, claim or demand to the extent such monies are earned by Buyer on or after the Closing Date. Nothing in this Section 8.4 shall relieve Seller of its obligations to use its reasonable best efforts to obtain any consents required for the transfer of the Acquired Assets and all rights thereunder to Buyer for which Buyer has not waived delivery.

8.5           Novation. Promptly following the Closing Date, (a) Buyer shall register with the System for Award Management, (b) the parties hereto will each prepare its supporting documentation necessary for the Novation Agreement, and (c) to the extent required by the NIH to effect the novation of the NIH Contracts from Seller to Buyer, the parties hereto will submit to the NIH for approval the Novation Agreement, together with all other documentation required by the NIH or as is otherwise necessary to effectuate the novation of NIH Contracts to Buyer, including the requirements of Federal Acquisition Regulation Subpart 42.12. Until the Novation Agreement is approved by the NIH, (y) Seller authorizes Buyer to act as Seller’s representative and agent with respect to the NIH Contracts and to do all things reasonably necessary and appropriate for effecting the novation of the NIH Contracts to Buyer and for the proper performance of the NIH Contracts by Buyer, and (z) Seller shall, to the maximum extent permitted by law and the NIH Contracts, enter into such reasonable arrangements with Buyer as are reasonably necessary to provide Buyer with the full benefits and obligations of the NIH Contracts.

8.6           Transferred Employees. Schedule 8.6 lists all employees of Seller that Buyer desires to employ effective upon the Closing Date (the “Transferred Employees”). Effective upon the Closing Date, Seller shall terminate all of the Transferred Employees as of such date, and Buyer (or an Affiliate thereof) shall offer employment effective as of the Closing Date to such Transferred Employees. Nothing in this Section 8.6 shall entitle any Transferred Employee to remain in the employment of Buyer or affect the right of Buyer to terminate, or alter the terms and conditions of employment (including with respect to compensation and benefits) of, any Transferred Employee at any time. Following the Closing, Seller shall pay the Transferred Employees any additional compensation owed to such Transferred Employees for their services to Seller through the Closing Date.

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8.7           Excluded Payables. Within three (3) Business Days of the Closing Date, Seller shall pay the Excluded Payables and provide evidence of such payments to Buyer.

5.12         Records. Within a reasonable time following the Closing Date, Seller will deliver to Buyer all books and records pertaining solely to the Acquired Assets or the Assigned Contracts (“Records”), and all other materials, on whatever media and in whatever form, that are necessary or convenient for Buyer’s ownership of the Acquired Assets and performance of the Assigned Contracts. All such Records and materials are correct and complete, have been maintained in accordance with the laws of the state in which Seller is organized and in accordance with good business practices, and accurately reflect all material transactions involving the Acquired Assets.

IX.	Miscellaneous Provisions.

9.1           Entire Agreement. This Agreement and the Transaction Documents constitute the entire, full, and complete agreement of the parties hereto concerning the subject matter hereof, and supersede all prior agreements. Any provision of this Agreement that later is found to be prohibited, unlawful, or unenforceable shall be deemed ineffective to the extent of such prohibition, unlawfulness, or unenforceability, and the remaining provisions shall remain in full force and effect.

9.2           Amendment and Waiver. This Agreement may be amended, modified, supplemented, or changed in whole or in part only by an agreement in writing making specific reference to this Agreement and executed by the parties hereto. No failure or any delay by any party in exercising any right, power, or privilege hereunder or under any of the Transaction Documents will operate as a waiver of such right, power, or privilege; nor shall any single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by law, (a) no Action or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the Action or right unless in a writing signed by the party against which such waiver or renunciation is charged; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.3           Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of Buyer and Seller, their heirs, Representatives, successors, and permitted assigns, in accordance with the terms hereof. This Agreement and any of the exhibits and documents and certificates executed in connection therewith may not be assigned by operation of law or otherwise, except that Seller (including its Affiliates) may assign its rights and benefits hereunder without the prior written consent of Seller (provided that any such assignment shall not relieve Seller of its obligations hereunder) to any Affiliate or subsidiary of Seller. This Agreement is for the sole benefit of the parties and their assigns and nothing herein expressed or implied shall give or be construed to give to any other Person any legal or equitable rights hereunder.

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9.4           Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any Action relating to this Agreement or any transaction contemplated hereby or thereby and for any counterclaim with respect thereto.

9.5           Governing Law; Consent to Jurisdiction; Waivers.

a.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland (without giving effect to its choice of law principles).

b.           For purposes of any Action arising out of this Agreement or any transaction contemplated hereby or thereby, each of the parties irrevocably submits to the exclusive jurisdiction of (i) the courts of the State of Maryland, and (ii) the United States District Courts in the State of Maryland. Each of the parties agrees to commence any such Action either in the United States District Court in the State of Maryland or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of Maryland.

c.           Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth in Section 9.7 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 9.5.

d.           Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or any transaction contemplated hereby in (i) the courts of the State of Maryland, and (ii) the United States District Courts in the State of Maryland, as appropriate, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

9.6           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of statute, law, regulation, Court Order or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. In such event, any such term or provision shall be deemed, without further action on the part of the parties, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

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9.7           Notice. All notices, requests, demands, and other communications required or permitted hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by electronic mail, facsimile transmission or other electronic means of transmitting written documents (with follow up copy under (c) below if no delivery confirmation is received); or (c) sent to the parties at their respective addresses indicated herein by private overnight mail courier service. The respective addresses to be used for all such notices, demands, requests, and other communications are as follows unless and until a different address has been designated by written notice to the other party:

If to Seller:	with a copy (which shall not constitute notice) to:

VTC, L.L.C. d/b/a Total Site Solutions

110 E. Old Settlers Blvd.

Round Rock, Texas 78664

Attention: Chief Financial Officer

Facsimile No.: (512) 310-1828

Telephone No.: (512) 310-4908

Email: JPenver@totalsitesolutions.com

Miles & Stockbridge P.C. 100 Light Street Baltimore, Maryland 21202 Attention: Christopher R. Johnson Facsimile No.: (410) 698-4505 Telephone No.: (410) 385-3532 Email: cjohnson@milesstockbridge.com

If to Buyer:	with a copy (which shall not constitute notice) to:

Tech Site Services, LLC 1250 West River Road Shadyside, Maryland 20764 Attention: Thomas P. Rosato Facsimile No.: (610) 397-0144 Email: trosato@esitesystems.com	Gordon Feinblatt LLC 233 East Redwood Street Baltimore, Maryland 21202 Attention: Michele Bresnick Walsh Facsimile No.: (410) 576-4032 Telephone No.: (410) 576-4216 Email: mwalsh@gfrlaw.com

9.8           Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation, performance, and compliance with the terms of this Agreement and any documents required by this Agreement, provided, however, that the prevailing party in any litigation relating to this Agreement shall be entitled to reimbursement of its costs and reasonable attorneys’ fees from the non-prevailing party, including the costs incurred in any appeal of such action.

9.9           Further Assurances. Upon the reasonable request of any of the other parties hereto, each party will on and after the Closing Date execute and deliver to the other parties, as applicable, such other documents, releases, assignments, and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Buyer of, and to vest fully in Buyer title to, each of the Acquired Assets, and to otherwise carry out the purposes of this Agreement.

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9.10         Construction. The headings used in this Agreement are for convenience only and shall not be used to limit or construe the contents of any of the sections herein. When a reference is made in this Agreement to sections or schedules, such reference shall be to a section or schedule to this Agreement unless otherwise indicated. The words “include,” “includes”, and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific section or article reference is expressly indicated, the entire Agreement rather than any specific section or article. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

9.11         Counterparts. This Agreement may be executed in counterparts all of which, when taken together, constitute on and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

- Signatures appear on the following page -

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SIGNATURE PAGE TO

ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date and year first above written.

VTC, L.L.C. D/B/A TOTAL SITE SOLUTIONS

By:	/s/ Anthony Angelini
Name: Anthony Angelini
Title: Vice President

Tech SiTE Services, LLC

By:	/s/ Thomas P. Rosato
Name: Thomas P. Rosato
Title: Managing Member

GUARANTY

The undersigned hereby guarantees the Buyer’s payment obligations set forth in Section 3.2 of this Agreement, and is executing this Agreement solely for the purpose of making such guarantee.

/s/ Thomas P. Rosato
Thomas P. Rosato

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EXHIBIT A

DEFINITIONS

“Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, dispute, audit, assessment or arbitration, or any request (including any request for information), proceeding, investigation or appeal by or before any Governmental Authority.

“Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For the purposes of this definition, the term “control” (including the terms “controlled by” and “under common control”) means the possession of the power to direct the management and policies of a Person whether through ownership of voting securities, Contract, or otherwise.

“Assigned Contracts” means those Contracts set forth on Schedule 2.1(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of Maryland are closed.

“Closing Working Capital” means (a) the Current Assets, less (b) the Current Liabilities, determined as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Court Order” means any judgment, order, award, or decree of any foreign, federal, state, local, or other court or tribunal and any award in any arbitration proceeding (or agreement entered into in any administrative, judicial, or arbitration proceeding with any governmental authority).

“Current Assets” means the current assets of the Seller that are included in the Acquired Assets and set forth on the Estimated Closing Statement; provided that no Excluded Assets shall be included in the determination of current assets.

“Current Liabilities” means the current liabilities of the Seller that are included in the Assumed Obligations and set forth on the Estimated Closing Statement, provided that no Excluded Obligations shall be included in the determination of current liabilities.

“Escrow Agent” means an escrow agent to be selected by Buyer and Seller.

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“Escrow Amount” means an aggregate amount equal to One Hundred Ninety Thousand Dollars ($190,000) and any interest that accrues thereon.

“Estimated Closing Statement” means a statement setting forth the Estimated Working Capital.

“Estimated Working Capital” means an estimate of the Closing Working Capital, which estimate is set forth on the Estimated Closing Statement.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital.

“Excluded Payables” means the trade payables owed by Seller to each of the vendors identified on Schedule 1.1 in the amount corresponding to such vendor on Schedule 1.1.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority, and includes any Person or thing on behalf of a Governmental Authority.

“Independent Accounting Firm” means a mutually acceptable independent accounting firm, which neither Seller nor Buyer has a prior financial accounting or professional service relationship other than as an independent accountant in a similar dispute.

“Lease Payments” means 50% of the rent due under the lease agreement, dated May 21, 2013, between TPR Group Re Three, LLC and TSS, Inc. for the Premises, as amended by First Amendment to Lease, dated April 28, 2016.

“Liabilities” means any and all debts, liabilities, and obligations of any nature whatsoever, whether direct or indirect, known or unknown, asserted or unasserted, accrued or fixed, absolute, or contingent, mature or unmatured or determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, whether in contract, tort, strict liability or otherwise, including those arising under any law, rule, regulation, Action, Court Order, and those arising under any contract, agreement, commitment, or undertaking, including all costs and expenses relating thereto.

“Person” means any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

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“Material Adverse Effect” means any event, occurrence, effect, change or circumstance that, individually or in the aggregate with other effects, changes or circumstances, is reasonably, or could reasonably be, expected to be materially adverse to the Acquired Assets or the Assigned Contracts; provided that effects, changes and circumstances relating to any one or more of the matters described in clauses (a) through (f) below shall be deemed not to constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred (other than, in the case of clauses (a) through (c) and (e), to the extent such effects, changes or circumstances affect the Acquired Assets or the Assigned Contracts in a disproportionate manner as compared to other businesses in the industry in which Seller operates):  (a) changes in the general economic conditions or the financing or capital markets in general; (b) changes affecting the industries, markets or geographic areas in which Seller operates; (c) changes in Law or GAAP or other applicable accounting principles, or the interpretation thereof; (d) the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Buyer or any of its Affiliates of its plans or intentions with respect to the Acquired Assets, including the impact of any of the foregoing on the relationships of Seller with employees or other third parties; or (e) any natural disaster or any acts of sabotage, military action, armed hostilities, war (whether or not declared), terrorism, or any escalation or worsening thereof.

“NIH” means the National Institutes of Health.

“NIH Contracts” means that certain Contract No. HHSN276201500228P, dated March 30, 2015, between Seller and NIH and that certain Contract No. HHSN276201500280P, dated April 29, 2015, between Seller and NIH.

“Premises” means the facility located at 7226 Lee DeForest Drive, Suite 104, Columbia, Maryland 21046.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.

“Seller’s Knowledge” means the actual knowledge of each of Anthony Angelini in his capacity as Vice President of Seller and John Penver in his capacity as the Chief Financial Officer of Seller.

“Target Working Capital” means Zero Dollars ($0).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise.

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“Taxing Authority” means any Governmental Authority responsible for the administration, imposition or collection of any Tax.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information and any amendments to the foregoing) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Termination Date” means September 30, 2016.

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